EXHIBIT 99.1

Home BancShares Banks to Adopt Common Name: Centennial Bank

CONWAY, Ark., Sept. 5, 2008 (GLOBE NEWSWIRE) -- Six affiliate banks of the Home BancShares, Inc. (HBI) Arkansas-based bank holding company will adopt Centennial Bank as their common name, according to John Allison, HBI Chairman and CEO, over the course of the next six to nine months. Several weeks ago, HBI announced plans to combine the charters of its six banks into a single charter as a way of providing more convenient and integrated services to customers. The move was unanimously approved by the holding company's board of directors and by each individual bank's boards on Wednesday, September 3.

HBI affiliate banks are; First State Bank, Conway; Community Bank, Cabot; Twin City Bank, North Little Rock; Centennial Bank, Little Rock; Bank of Mountain View, Mountain View, all in Arkansas; and Marine Bank, Florida.

Name changes to Centennial Bank and charter consolidations will be phased in beginning in late 2008 when First State Bank and Marine Bank will be the first to adopt the new name. Community Bank and Bank of Mountain View will follow suit in the first quarter of 2009, and Twin City Bank and the current Centennial Bank will complete the process in the summer of 2009. All of the banks will, at that time, have the same name, logo and charter allowing for a more customer-friendly banking experience and seamless transactions across all of HBI's banks.

A combined group of board members representing affiliate banks and marketing staff from each bank participated in the common name selection process, Allison said. "I asked Ron Strother, HBI President to lead the process. The group undertook a structured approach at finding the right name for our enterprise. This change is an important one, and we wanted to make sure we took the time and attention to do it right," Allison said.

Strother outlined the process that started with a review of some 9,000 active bank names throughout the United States. From many possible names, the list was reduced to thirty, and then further reduced to twelve. From that list, a legal search for possible trademark conflicts was undertaken. Finally, five names were submitted to three consumer focus groups and the name Centennial Bank was overwhelmingly recommended as the best name for the bank group. "We wanted to be absolutely positive that the name was perceived as not only descriptive of our banks' way of doing business, but that it also had a positive image with customers and potential customers of the banks. Centennial Bank clearly met all of our objectives," Strother added.

"It makes a great deal of sense for us to market the banks under a single name and after working through this process and getting input from consumers in the focus groups, we concluded that Centennial Bank is a great name that highlights the long heritage of our banks while looking ahead to our exciting future," Allison said. "In the complicated regulatory and marketing environment we operate within, great efficiencies can be gained by a single charter and a single name," he commented.

This structure will improve product and service offerings by the combined banks, plus provide a greater value to customers in pricing and delivery systems across the company. The consolidation will also reduce costs in having separate bank examinations and systems which will accrue to the HBI stockholders. "This is a win-win situation for everyone involved. Plus, we will continue to operate with the philosophy that we are a federation of community banks with local boards, local management and local decision-making, dedicated to exceeding customer expectations while enriching the communities we serve," Allison said.

Home BancShares, Inc. is a $2.6 billion Arkansas-based bank holding company which operates locations in Arkansas and Florida. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB".

CONTACT: Home BancShares Inc.
         Ron Strother
         501.328.4757
         rstrother@homebancshares.com